UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2010

Cavco Industries, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-08822	56-2405642
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 North Central Avenue, Suite 800, Phoenix, Arizona	85004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 256-6263

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2010, the Compensation Committee of the Board of Directors (the “Board”) of Cavco Industries, Inc., a Delaware corporation (the “Company”), approved incentive compensation plans for Joseph H. Stegmayer, Chairman, Chief Executive Officer and President, and Daniel L. Urness, Chief Financial Officer, Vice President and Treasurer.

Under the terms of the CFO Incentive Plan, Mr. Urness will have the opportunity to earn an objectives-based bonus of up to seventy percent (70%) of his base salary for his performance in achieving specific objectives established by the Compensation Committee related to the Company’s inventory financing programs, management information systems, financial reporting, and internal auditing activities. The bonus amount will be determined by the Compensation Committee based upon an evaluation of Mr. Urness’ performance and paid at the discretion of the Board after the conclusion of the fiscal year.

Under the terms of the CEO Incentive Plan, Mr. Stegmayer shall be awarded cash in an amount equal to (i) five percent (5%) of the first $4 million of pretax income of the Company, plus (ii) six percent (6%) of the next $16 million of pretax income of the Company, plus (iii) three percent (3%) of pretax income of the Company above $20 million. The amount of pretax income of the Company, upon which the award is made, will be determined by the Board after the conclusion of the fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAVCO INDUSTRIES, INC.

By: /s/ James P. Glew
James P. Glew, Secretary

Date: May 27, 2010